UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 2, 2010
Global Indemnity plc
(Exact name of registrant as specified in its charter)

Ireland		98-0664891

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Arthur Cox Building Earlsfort Terrace Dublin 2 Ireland	None

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +(353) (0) 1 618 0517
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Assumption and Amendment of Share Incentive Plan
On July 2, 2010 Global Indemnity plc (“GI plc”) entered into a deed poll pursuant to which GI plc assumed UAI Ltd.’s existing obligations in connection with awards granted under the UAI Ltd. Share Incentive Plan and other similar employee awards and UAI Ltd.’s existing shareholder agreement (the “Plan”). Based on the Transaction (as such term is defined in Item 8.01) and the one-for-two exchange, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding options to reflect the exchange ratio pursuant to the terms of such instruments.
A copy of the Plan (or amendments thereto), which have been amended to reflect the Transaction, and the deed poll of assumption, is filed herewith as Exhibits 10.1 through 10.3 and incorporated into this Item 1.01 by reference, and the foregoing summary of the amended Plan is qualified in its entirety by reference to such Exhibits to this Current Report on Form 8-K.
Assumption and Amendment of Annual Incentive Awards Program
On July 2, 2010 GI plc entered into a deed poll pursuant to which GI plc assumed UAI Ltd.’s existing obligations in connection with share-based awards granted under the UAI Ltd. Annual Incentive Awards Program (the “Program”).
A copy of the Program (or amendments thereto), which has been amended to reflect the Transaction, and the deed poll of assumption are filed herewith as Exhibits 10.4 and 10.5 and incorporated into this Item 1.01 by reference, and the foregoing summary of the amended Program is qualified in its entirety by reference to such Exhibits to this Current Report on Form 8-K.
Amendment of Shareholders’ Agreement
On July 2, 2010, GI plc entered into an amended and restated shareholders agreement and an assumption agreement with certain affiliates of Fox Paine pursuant to which it assumed the obligations of UAI Ltd. under the existing shareholders agreement between UAI Ltd. and such affiliates of Fox Paine. Copies of the amended and restated shareholders agreement and the assumption agreement are filed herewith as Exhibits 10.6 and 10.7 and incorporated into this Item 1.01 by reference.
Tax Indemnification Agreement
On July 2, 2010, UAI Ltd. entered into an agreement to indemnify the affected indirect owners of the affiliates of Fox Paine that were shareholders of UAI Ltd. immediately prior to the effective time of the Transaction for any tax cost to them (including interest on tax and penalties, if any) of any triggering event and such affected indirect owners will pay us an amount equal to any tax benefits, if any, realized by them as a result of a triggering event for which they were indemnified, provided that the indirect owners will not be required to pay any amount of tax benefits in excess of the tax costs for which we have indemnified them. A sale or other disposition by these indirect owners of our ordinary shares will not constitute a triggering event for this purpose. In addition, the indemnification agreement with such affiliates of Fox Paine provides that, under certain circumstances, in the event the conversion of GI plc’s Class B ordinary shares to Class A ordinary shares or a sale or other disposition of GI plc’s Class B ordinary shares by any of such affiliates of Fox Paine is subject to Irish stamp duty, we will indemnify such affiliates of Fox Paine and their transferees against such Irish stamp duty. A copy of the indemnification agreement is filed herewith as Exhibit 10.8 and incorporated into this Item 1.01 by reference.

Item 3.02	Unregistered Sales of Equity Securities.
On July 2, 2010, pursuant to the Transaction, each holder of UAI Ltd. Class A and Class B common shares immediately before the Transaction received GI plc Class A and Class B ordinary shares on a one-for-two basis in exchange for their UAI Ltd. Class A and Class B common shares, respectively; provided that, holders of UAI Ltd. common shares who would otherwise have received fractional shares in GI plc as a result of the one-for-two exchange received cash in consideration of the fractional shares which would otherwise have been issued.

On July 2, 2010, GI plc issued approximately 18,254,084 Class A ordinary shares and 12,061,368 Class B ordinary shares to the holders of UAI Ltd. Class A common shares and Class B common shares, respectively, holding the UAI Ltd. common shares immediately prior to the effective time of the Transaction. The terms and conditions of the issuance and exchange of the securities were approved by the Grand Court of the Cayman Islands, after a hearing upon the fairness of such terms and conditions at which all UAI Ltd. shareholders had a right to appear and of which adequate notice had been given. The issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 3(a)(10) of the Securities Act.
The description of the Transaction under Item 8.01 is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.
The information included under Item 5.03 and 8.01 is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.
The description of the Transaction under Item 8.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As of July 2, 2010, following the completion of the Transaction, the directors and executive officers of UAI Ltd. immediately prior to the Transaction became the directors and executive officers of GI plc.
In connection with the completion of the Transaction, UAI Ltd. has entered into indemnification agreements with each of the directors of GI plc that provide for indemnification and expense advancement and include related provisions intended to facilitate the indemnitee’s receipt of such benefits. A form of the indemnification agreement is filed as Exhibit 10.9 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On July 2, 2010, the Class A and Class B common shareholders of UAI Ltd. became, respectively, Class A and Class B ordinary shareholders of GI plc and GI plc became the parent company of UAI Ltd. As a result, on July 2, 2010, the memorandum and articles of association of GI plc as in effect at that time became the documents governing the parent company of the UAI Ltd. and the rights of the shareholders of GI plc. The description of GI plc’s memorandum and articles of association under Item 8.01 is incorporated herein by reference. The complete text of the memorandum and articles of association of GI plc are filed as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated herein by reference. The summary of GI plc’s memorandum and articles of association is qualified in its entirety by reference to Exhibit 3.1.

Item 8.01	Other Events.
On July 2, 2010, the scheme of arrangement under Cayman Islands law (the “Scheme of Arrangement”) to effect the transaction (the “Transaction”) pursuant to which GI plc became the parent company of UAI Ltd. became effective. The Transaction involved several steps. On March 9, 2010, UAI Ltd. formed GI plc as a direct subsidiary. On April 20, 2010, UAI Ltd. petitioned the Grand Court of the Cayman Islands to order the calling of a meeting of UAI Ltd.’s shareholders to approve the Scheme of Arrangement. UAI Ltd. held the special court-ordered meeting to approve the Scheme of Arrangement on May 27, 2010 and received the requisite shareholder approvals and on June 11, 2010, the Grand Court of the Cayman Islands approved the Scheme of Arrangement.

At the effective time of the Transaction, the following steps effectively occurred simultaneously:
1. All previously outstanding Class A common shares of UAI Ltd. were repurchased and cancelled;
2. GI plc issued Class A ordinary shares on a one-for-two basis to the holders of UAI Ltd. Class A common shares that were repurchased and cancelled;
3. holders of UAI Ltd. Class A common shares who would otherwise have received fractional shares in GI plc as a result of the one-for-two exchange received cash in consideration of the fractional shares that would otherwise have been issued in an amount based on the average of the high and low trading prices of UAI Ltd. Class A common shares on NASDAQ on the business day immediately preceding the effective date of the Scheme of Arrangement;
4. all previously outstanding UAI Ltd. Class B common shares were repurchased and cancelled;
5. GI plc issued Class B ordinary shares on a one-for-two basis to the holders of UAI Ltd. Class B common shares that were repurchased and cancelled;
6. holders of UAI Ltd. Class B common shares who would otherwise have received fractional shares in GI plc as a result of the one-for-two exchange received cash in consideration of the fractional shares that would otherwise have been issued in an amount based on the average of the high and low trading prices of UAI Ltd. Class A common shares (into which UAI Ltd. Class B common shares were, save in limited circumstances, convertible upon sale) on NASDAQ on the business day immediately preceding the effective date of the Scheme of Arrangement;
7. UAI Ltd. issued 100 UAI Ltd. Class A common shares to GI plc (which will constitute all of UAI Ltd.’s issued shares at such time);
8. all previously outstanding ordinary shares of GI plc, which prior to the effective time of the Transaction were held by UAI Ltd. and its nominees, were reclassified as deferred shares and ceased to carry any right to a dividend or to receive notice of or to attend, vote or speak at any shareholder meeting and only confer the right on a return of capital to repayment of the nominal value paid on those shares and only after repayment of the Class A and Class B ordinary shares in full and may be acquired by GI plc for no consideration; and
9. UAI Ltd. filed an election to be treated as an entity disregarded from GI plc for U.S. federal income tax purposes. This election was effective two days after the effective time of the Transaction.
GI plc Class A and Class B ordinary shares issued pursuant to the Transaction are fully paid and non-assessable.
As a result of the Transaction, Class A and Class B common shareholders of UAI Ltd. became Class A and Class B ordinary shareholders of GI plc, respectively, and UAI Ltd. has become a wholly owned subsidiary of GI plc.
On July 2, 2010, GI plc issued a press release announcing the completion of the Transaction. The press release is attached as Exhibit 99.1.
Prior to the Transaction, the UAI Ltd. Class A common shares were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the NASDAQ Global Select Market under the symbol “INDM.” In connection with the Transaction, UAI Ltd. requested that NASDAQ file with the Securities and Exchange Commission (“Commission”) a Form 25 to remove the UAI Ltd. Class A common shares from listing on NASDAQ. UAI Ltd. has filed a Form 15 with the Commission to terminate the registration of the UAI Ltd. Class A common shares and suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act.
Pursuant to Rule 12g-3(a) promulgated under the Exchange Act, the GI plc Class A ordinary shares are deemed registered under Section 12(b) of the Exchange Act. The GI plc Class A ordinary shares were approved for listing on NASDAQ and will begin trading under the symbol “GBLI”. The CUSIP number of the Class A ordinary shares of GI plc is G39319 101.

Set forth below is a description of the share capital of GI plc.
DESCRIPTION OF GI PLC SHARE CAPITAL
The following description of GI plc’s share capital is a summary. This summary is not complete and is subject to the complete text of GI plc’s memorandum and articles of association attached as Exhibit 3.1 and to the Irish Companies Acts 1963-2009 (the “Irish Companies Acts”). We encourage you to read those laws and documents carefully.
Capital Structure
Authorized Share Capital. The authorized share capital of GI plc is €40,000 and US$100,000 divided into 40,000 ordinary shares (which have become 40,000 deferred shares on the consummation of the Transaction) with a nominal value of €1 per share, 600,000,000 Class A ordinary shares with a nominal value of US$0.0001 per share, 300,000,000 Class B ordinary shares with a nominal value of US$0.0001 per share and 100,000,000 preferred shares with a nominal value of US$0.0001 per share.
GI plc may issue shares subject to the maximum prescribed by its authorized share capital contained in its articles of association.
In connection with the Transaction, GI plc has also assumed UAI Ltd.’s existing obligations to deliver shares under our Share Incentive Plan pursuant to the terms thereof and pursuant to the terms of the applicable share award agreements. Based on the Transaction and the one-for-two exchange, proportionate adjustments have been made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding options to reflect the exchange ratio pursuant to the terms of such instruments.
As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An “ordinary resolution” requires a majority of the total number of votes of the shares of GI plc present in person or by proxy and entitled to vote at the meeting convened to consider the matter. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution.
The articles of association of GI plc authorize the board of directors of GI plc to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of GI plc’s incorporation.
The authorized share capital may be increased or reduced as provided for in GI plc’s articles. The shares comprising the authorized share capital of GI plc may be divided into shares of such par value as the articles prescribes.
The rights and restrictions to which the ordinary shares are subject are prescribed in GI plc’s articles of association. GI plc’s articles of association entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares issued by GI plc. The GI plc board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of that class or series or shares, to provide from time to time for the issuance of other series of preferred shares and to establish the characteristics of each series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.
Irish law does not recognize fractional shares held of record; accordingly, the official Irish register of shareholders of GI plc does not reflect any fractional shares. Whenever as a result of an alteration or reorganization of the share capital of GI plc any shareholder would become entitled to fractions of a share the directors may, on behalf of these shareholders sell the shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of the sale in due proportion among those shareholders (after deduction of brokerage commissions or other sale expenses). This ability of the directors of GI plc to dispose of fractional shares is required in order to comply with the Irish law prohibition on fractional shares held of record.

Issued Share Capital. Immediately prior to the Transaction, the issued share capital of GI plc was €40,000, comprised of 40,000 ordinary shares, with par value of €1 per share (the “Euro Share Capital”). In connection with the consummation of the Transaction, the Euro Share Capital was reclassified as deferred shares and has ceased to carry any right to a dividend or to receive notice of or to attend, vote or speak at any shareholder meeting and shall only confer the right on a return of capital, on a winding-up or otherwise, to repayment of the nominal value paid on those shares and only after repayment of the Class A and Class B ordinary shares in full and may be acquired by GI plc for no consideration. GI plc has simultaneously issued a number of Class A and Class B ordinary shares with a par value of $0.0001 each that takes into account the one-for-two exchange of Class A and Class B ordinary shares for the UAI Ltd. Class A and Class B common shares that have been cancelled as part of the Transaction (including shares of GI plc issued to UAI Ltd. in respect of any shares of UAI Ltd. held as treasury shares immediately prior to the effective time of the Transaction). All shares issued on completion of the Transaction have been issued as fully paid up.
Pre-emption Rights, Share Warrants and Share Options
Certain statutory pre-emption rights apply automatically in favor of GI plc’s shareholders where shares in GI plc have been issued for cash. However, GI plc has opted out of these pre-emption rights in its articles of association as permitted under Irish company law. This opt-out must be renewed every five years by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes of the shares of GI plc present in person or by proxy and entitled to vote at the meeting convened to consider the matter. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of GI plc pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).
The articles of association of GI plc provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which GI plc is subject, the board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board of directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. The board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization.
Dividends
Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of GI plc less accumulated realized losses of GI plc. In addition, as a public limited company, no distribution or dividend may be made unless the net assets of GI plc are equal to, or in excess of, the aggregate of GI plc’s called up share capital plus undistributable reserves and the distribution does not reduce GI plc’s net assets below such aggregate amount. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which GI plc’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed GI plc’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.
The determination as to whether or not GI plc has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of GI plc. The “relevant accounts” will be the last set of unconsolidated annual audited financial statements (except for any initial set of unconsolidated audited financial statements produced prior to the end of a company’s first fiscal year and which are not therefore annual audited financial statements) prepared in accordance with the Irish Companies Acts and any unaudited financial statements as are necessary to enable a reasonable judgment to be made as to the level of distributable reserves and which give a “true and fair view” of GI plc’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Although GI plc does not have any distributable reserves immediately following the effective time of the Transaction, we are taking steps to create such distributable reserves.
The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the articles of association of GI plc. GI plc’s articles of association authorize the directors to declare such dividends as appear justified from the profits of GI plc without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although a payment of dividends may be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.
The directors of GI plc may deduct from any dividend payable to any member all sums of money (if any) immediately payable by such member to GI plc in relation to shares of GI plc.
Share Repurchases, Redemptions and Conversions
Overview
Article 3(h) of GI plc’s articles of association provides that any ordinary share which GI plc has acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by GI plc was technically effected as a redemption of those shares as described below. If the articles of association of GI plc did not contain Article 3(h), repurchases by GI plc would be subject to many of the same rules that apply to purchases of GI plc ordinary shares by subsidiaries described below, including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere herein to repurchasing or buying back ordinary shares of GI plc, we are referring to the redemption of ordinary shares by GI plc pursuant to Article 3(h) of the articles of association or the purchase of ordinary shares of GI plc by a subsidiary of GI plc, in each case in accordance with the GI plc articles of association and Irish company law as described below.
Repurchases and Redemptions by GI plc

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Although GI plc does not have any distributable reserves immediately following the effective time of the Transaction, we are taking steps to create such distributable reserves. The issue of redeemable shares may only be made by GI plc where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of GI plc. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem GI plc shares.
The board of directors of GI plc is entitled to issue shares which may be redeemed at the option of either GI plc or the shareholder, depending on the terms of such preferred shares.
Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by GI plc at any time must not exceed 10% of the nominal value of the issued share capital of GI plc. While GI plc holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by GI plc or re-issued subject to certain conditions.

Purchases by Subsidiaries of GI plc
Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase shares of GI plc either on-market or off-market. A general authority of the shareholders of GI plc is required to allow a subsidiary of GI plc to make on-market purchases of GI plc ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of GI plc ordinary shares is required. The authority has already been granted by GI plc’s shareholders, such authority to expire no later than 18 months after the date on which granted. We expect that GI plc will renew such general authority at the first annual general meeting of GI plc in 2010 and at subsequent annual general meetings. In order for a subsidiary of GI plc to make an on-market purchase of GI plc’s shares, such shares must be purchased on a “recognized stock exchange.” NASDAQ, on which the shares of GI plc are listed following the Transaction, is now recognized as a recognized stock exchange for this purpose by Irish company law. For an off-market purchase by a subsidiary of GI plc, the proposed purchase contract must be authorized by special resolution of the shareholders of GI plc before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of GI plc.
The number of shares held by the subsidiaries of GI plc at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of GI plc. While a subsidiary holds shares of GI plc, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of GI plc by a subsidiary must be funded out of distributable reserves of the subsidiary.
Consolidation and Division; Subdivision
Under its articles of association, GI plc may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.
Reduction of Share Capital
GI plc may, by ordinary resolution, cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorized share capital by the amount of shares so cancelled. GI plc also may by special resolution reduce its issued share capital, any capital redemption reserve fund or any share premium account in any manner and subject to any incident authorized and consent required, by law, including that of the Irish High Court. The distributable reserves proposal which GI plc will shortly be undertaking involves a reduction of share capital, namely the share premium account of GI plc, for purposes of Irish law.
General Meetings of Shareholders
GI plc will be required to hold an annual general meeting within eighteen months of incorporation and at intervals of no more than fifteen months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after GI plc’s fiscal yearend. The first annual general meeting of GI plc may be held outside of Ireland. Thereafter, any annual general meeting may be held outside of Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Subject to applicable law, all general meetings of GI plc may be held outside Ireland.
Extraordinary general meetings of GI plc may be convened by the board of directors, or on requisition of the shareholders holding not less than 10% of the paid up share capital of GI plc carrying voting rights. In limited circumstances, GI plc’s auditors can require the board of directors to convene extraordinary general meetings of GI plc. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of GI plc as may be required from time to time. Unless the consent of all the shareholders entitled to receive notice of that meeting is obtained at any extraordinary general meeting, only such business shall be conducted as is set forth in the notice thereof.
Notice of a general meeting must be given to all shareholders of GI plc (with the exception of the holder of the Euro Share Capital) and to the auditors of GI plc. The minimum notice periods are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. Because of the 21-day and 14-day requirements described in this paragraph, GI plc’s articles of association include provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by shareholders of GI plc, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of GI plc’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.
The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.
Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting and serve for one year terms. Any nominee for director who does not receive a majority of the votes cast is not elected to the board of directors. However, because Irish law requires a minimum of two directors at all times, in the event that an election results in no director being elected, each of the two nominees receiving the greatest number of votes in favor of his or her election shall hold office until such time as additional directors have been appointed to replace them. In the event that an election results in only one director being elected, that director shall be elected and shall serve for a one year term, and the nominee receiving the next greatest number of votes in favor of their election shall hold office until one or more additional directors have been appointed to replace that director.
Pursuant to Irish law, if the directors become aware that the net assets of GI plc are half or less of the amount of GI plc’s called-up share capital, the directors of GI plc must convene an extraordinary general meeting of GI plc’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.
Voting
All votes at a meeting shall be determined by a poll and every shareholder shall have one vote for each Class A ordinary share and ten votes for each Class B ordinary share that he or she holds as of the record date for the meeting (unless statute provides otherwise such as is the case in a scheme of arrangement). Voting rights on a poll may be exercised by shareholders registered in GI plc’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by GI plc’s articles of association. The articles of association of GI plc permit the appointment of proxies by the shareholders to be notified to GI plc electronically.
In accordance with the articles of association of GI plc, the directors of GI plc may from time to time cause GI plc to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares).
Treasury shares are not entitled to vote at general meeting of shareholders.
The Euro Share Capital carries no right to receive notice of or to attend, vote or speak at any shareholder meeting.

Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes of the shares of GI plc present in person or by proxy and entitled to vote at the meeting convened to consider the matter. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of GI plc’s shareholders cast at a general meeting. Examples of matters requiring special resolutions include:
•	Amending the objects or memorandum of association of GI plc;
•	Amending the articles of association of GI plc;
•	Approving a change of name of GI plc;
•	Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasiloan or credit transaction to a director or connected person;
•	Opting out of pre-emption rights on the issuance of new shares;
•	Re-registration of GI plc from a public limited company as a private company;
•	Variation of class rights attaching to classes of shares;
•	Purchase of own shares off-market;
•	The reduction of share capital;
•	Resolving that GI plc be wound up by the Irish courts;
•	Resolving in favor of a shareholders’ voluntary winding-up;
•	Re-designation of shares into different share classes; and
•	Setting the re-issue price of treasury shares.
A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (1) 75% or more in value of the shares of GI plc present and voting in person or by proxy; and (2) 50% in number of the voting shareholders, at the meeting convened to consider the scheme.
Variation of Rights Attaching to a Class or Series of Shares
Variation of all or any special rights attached to any class or series of shares of GI plc is addressed in the articles of association of GI plc as well as the Irish Companies Acts. Any variation of class rights attaching to the issued shares of GI plc must be approved in writing by holders of 75% of the issued shares as that class or with the sanction of a special resolution of the shareholders of the class or series affected.
Quorum for General Meeting
The presence, in person or by proxy, of one or more holders holding at least a majority of the votes eligible to be cast at a general meeting constitutes a quorum for the conduct of business. No business may take place at a general meeting of GI plc if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the articles of association of GI plc. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals.
Inspection of Books and Records
Under Irish law, shareholders have the right to: (1) receive a copy of the memorandum and articles of association of GI plc and any act of the Irish Government which alters the memorandum of association of GI plc; (2) inspect and obtain copies of the minutes of general meeting and resolutions of GI plc; (3) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by GI plc; (4) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (5) receive balance sheets of a subsidiary company of GI plc which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of GI plc will also have the right to inspect all books, records and vouchers of GI plc. If required by law, the auditors’ report must be circulated to the shareholders with copies of the balance sheet and auditors’ report 21 days before the annual general meeting and must be read to the shareholders at GI plc’s annual general meeting.

Acquisitions
There are a number of mechanisms for acquiring an Irish public limited company, including:
(a) a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (1) 75% or more in value of the shares of GI plc present in person or by proxy and entitled to vote; and (2) 50% in number of the voting shareholders, at the meeting convened to consider the scheme;
(b) through a tender offer by a third party for all of the shares of GI plc. Where the holders of 80% or more in value of GI plc’s ordinary shares have accepted an offer for their shares in GI plc, the remaining shareholders may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of GI plc were listed on the Irish Stock Exchange or another regulated stock exchange in the EU, this threshold would be increased to 90%; and
(c) it is also possible for GI plc to be acquired by way of a merger with an EU-incorporated public company under the EU Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If GI plc is being merged with another EU public company under the EU Cross Border Merger Directive 2005/56 and the consideration payable to GI plc’s shareholders is not all in the form of cash, GI plc’s shareholders may be entitled to require their shares to be acquired at fair value.
Under Irish law, there is no general requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s assets to a third party.
Appraisal Rights
Generally, under Irish law, shareholders of an Irish company do not have appraisal rights. Under the EC (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company and a company incorporated in the European Economic Area, a shareholder (a) who voted against the special resolution approving the merger or (b) of a company in which 90% of the shares is held by the other company the party to the merger of the transferor company has the right to request that the company acquire its shares for cash.
Disclosure of Interests in Shares
Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in at least 5% of the shares of an Irish public limited company. A shareholder of GI plc must therefore make such a notification to GI plc if as a result of a transaction the shareholder will be interested in 5% or more of the shares of GI plc; or if as a result of a transaction a shareholder who was interested in more than 5% will cease to be interested in at least 5% of the shares of GI plc. Where a shareholder is interested in more than 5% of the shares of GI plc, any alteration of his or her interest that brings his or her total holding to the nearest whole percentage number, whether an increase or a reduction, must be notified to GI plc. The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of GI plc’s share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to GI plc within 5 business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares in GI plc concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.
GI plc’s articles of association also give authority to the board of directors to request from any direct or indirect holder of shares, such information as is required to determine whether that shareholder may be a U.S. person and controls 9.5% or more of the voting power of GI plc. GI plc has the power under it articles to adjust the voting power of all shares to the extent necessary so that there is no 9.5% U.S. shareholder, to avoid potential consequences for the U.S. shareholder under the United States Internal Revenue Code of 1986, except that, such adjustment shall not apply to Fox Paine and its affiliates or any group, as that term is used in Section 13(d) of the Exchange Act, referred to as a “13D Group,” in which Fox Paine or an affiliate is a participant, and shall not apply to any shareholder in the event that one person or 13D Group beneficially owns greater than 75% of the voting power or value of the issued shares of GI plc.

Further, under GI plc’s articles of association any direct or indirect holder of shares that has actual knowledge that it is the actual or constructive owner of 9.5% or more of the voting power of all issued and outstanding shares of GI plc shall give notice to GI plc within ten days of acquiring that knowledge.
In addition to the above disclosure requirement, GI plc, under the Irish Companies Acts, may by notice in writing require a person whom GI plc knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in GI plc’s relevant share capital to: (a) indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in the shares of GI plc, to give such further information as may be required by GI plc including particulars of such person’s own past or present interests in shares of GI plc. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.
Where such a notice is served by GI plc on a person who is or was interested in shares of GI plc and that person fails to give GI plc any information required within the reasonable time specified, GI plc may apply to court for an order directing that the affected shares be subject to certain restrictions. Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:
(a) any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;
(b) no voting rights shall be exercisable in respect of those shares;
(c) no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and
(d) no payment shall be made of any sums due from GI plc on those shares, whether in respect of capital or otherwise.
Where the shares in GI plc are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.
Anti-Takeover Provisions
Irish Takeover Rules and Substantial Acquisition Rules
A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of GI plc will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
General Principles
The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:
•	in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;
•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;
•	the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;
•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;
•	a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and
•	a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.
Mandatory Bid
If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in GI plc, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in GI plc if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule. Fox Paine and its affiliates will be considered by GI plc as a single holder with regard to their holdings in GI plc for these purposes.
Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements
A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire ordinary shares of GI plc within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for GI plc ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.
If the bidder or any of its concert parties has acquired ordinary shares of GI plc (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of GI plc or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per GI plc ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of GI plc in the 12 month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.
An offer period will generally commence from the date of the first announcement of the offer or proposed offer.
Substantial Acquisition Rules
The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of GI plc. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of GI plc is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of GI plc and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action
Under the Irish Takeover Rules, the board of directors of GI plc is not permitted to take any action which might frustrate an offer for the shares of GI plc once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board of directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:
(a) the action is approved by GI plc’s shareholders at a general meeting; or
(b) with the consent of the Irish Takeover Panel where:
(i) the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;
(ii) the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;
(iii) in accordance with a contract entered into prior to the announcement of the offer; or
(iv) the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.
Subject to certain exceptions, Fox Paine and its affiliates will be able to prevent or cause a change of control because of their voting power with respect to GI plc ordinary shares upon completion of the Transaction. For other provisions that could be considered to have an anti-takeover effect, please see above at “— Pre-emption Rights, Share Warrants and Share Options” and “— Disclosure of Interests in Shares,” in addition to “— Corporate Governance” below.
Voting of Subsidiaries’ Shares
GI plc’s articles of association provide that, if GI plc is required or entitled to vote at a general meeting of any direct subsidiary of GI plc that is organized under the laws of a jurisdiction outside the United States of America, the directors shall refer the subject matter of the vote to the shareholders of GI plc at a general meeting (subject to certain exceptions) and seek authority from the shareholders for the Company’s corporate representative or proxy to vote in favor of the resolution proposed by the subsidiary, unless the subsidiary is or has elected to be disregarded from its owner for United States federal income tax purposes and does not own, directly or indirectly, any subsidiary organized under the laws of a jurisdiction outside the United States of America that is treated as a corporation for United States federal income tax purposes (each such non-United States subsidiary that is not disregarded, or that is disregarded but owns, directly or indirectly, a non-United States subsidiary that is treated as a corporation for such purposes, a “Non-U.S. Regarded Subsidiary”). The Directors shall cause GI plc’s corporate representative or proxy to vote GI plc’s shares in the Non-U.S. Regarded Subsidiary pro rata to the votes received at the general meeting of GI plc, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by the Non-U S. Regarded Subsidiary, provided, however, that the foregoing shall not apply to any subject matter regarding a U.S. indirect subsidiary of GI plc that is required to be voted on by a Non-U.S. Regarded Subsidiary of the Company as the shareholder of such U.S. subsidiary, and shall apply to a vote of GI plc as shareholder of a disregarded subsidiary that directly or indirectly owns non-United States subsidiaries treated as corporations for United States federal income tax purposes only if the subject matter of such vote pertains to such non-United States subsidiaries treated corporations. Notwithstanding, the directors in their sole and absolute discretion will require that the bylaws or articles of association, or similar organizational documents, of each Non-U.S. Regarded Subsidiary, whether currently in existence or subsequently organized, will contain provisions substantially similar to the one in GI plc’s articles of association. GI plc will enter into agreements with each such Non-U.S. Regarded Subsidiary, as reasonably necessary, to effectuate or implement the provision.

Corporate Governance
The articles of association of GI plc allocate authority over the management of GI plc to the board of directors. The board of directors may then delegate management of GI plc to committees of the board, executives or to a management team, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of GI plc. It is the intention of GI plc to replicate the existing committees that are currently in place for UAI Ltd. which include an Audit Committee, a Compensation Committee, Executive Committee, Investment Committee, Nominating and Governance Committee and a Section 162(m) Committee. It also is the intention of GI plc to adopt UAI Ltd.’s current corporate governance policies which include the Code of Business Conduct and Ethics, Corporate Communications Policy, Insider Trading Policy, and other policies pertaining to the Audit Committee.
Legal Name; Formation; Fiscal Year; Registered Office
The legal and commercial name of the newly formed Irish company is Global Indemnity public limited company referred to herein as GI plc. GI plc was incorporated in Ireland, as a public limited company on March 9, 2010 with company registration number 481805. GI plc’s fiscal year ends on December 31 and GI plc’s registered address is Arthur Cox Building, Earlsfort Terrace, Dublin 2, Republic of Ireland.
Duration; Dissolution; Rights upon Liquidation
GI plc’s duration is unlimited. GI plc may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, the consent of not less than 75% of the votes of the shareholders of GI plc cast at a general meeting is required. GI plc may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where GI plc has failed to file certain returns.
The rights of the shareholders to a return of GI plc’s assets on dissolution or winding up, following the settlement of all claims of creditors, is prescribed in GI plc’s articles of association and may be prescribed in the terms of any preferred shares issued by the directors of GI plc from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of GI plc. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities or any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. GI plc’s articles provide that the ordinary shareholders of GI plc are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares, as the directors will fix at the time of issuance.
Uncertificated Shares
Holders of ordinary shares of GI plc will be entitled to a certificate for their shares. The transfer of ordinary shares in GI plc could be subject to Irish stamp duty.
Stock Exchange Listing
The GI plc Class A ordinary shares are listed on NASDAQ under the new symbol “GBLI.” We do not plan to be listed on the Irish Stock Exchange at the present time.
No Sinking Fund
The ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments
All of our issued shares are duly and validly issued and fully paid.
Transfer and Registration of Shares
GI plc’s share register will be maintained by its transfer agent. Registration in this share register will be determinative of membership in GI plc. A shareholder of GI plc who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially will not be registered in GI plc’s official share register, as the depositary or other nominee will remain the record holder of such shares.
A written instrument of transfer is required under Irish law in order to register on GI plc’s official share register any transfer of shares from a person who holds such shares directly to any other person, or from a person who holds such shares beneficially to a person who holds such shares directly or from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on GI plc’s official Irish share register.
We currently intend to pay (or cause one of our affiliates to pay) the outstanding stamp duty in respect of a transfer of shares. GI plc’s articles of association provide that, in the event of any such payment, GI plc (i) may seek reimbursement from the transferor or transferee (at our discretion), (ii) may setoff the amount of the stamp duty against future dividends payable to the transferor or transferee (at our discretion), and (iii) will have a lien against the GI plc ordinary shares on which we have paid stamp duty.
GI plc’s articles of association delegate to GI plc’s secretary the authority to execute an instrument of transfer on behalf of a transferring party, which the secretary may do if for any reason such instrument is required and has not already been recorded with GI plc. In order to help ensure that the official share register is regularly updated to reflect trading of GI plc ordinary shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with such transfer and that we will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from GI plc for this purpose) or request that GI plc execute an instrument of transfer on behalf of the transferring party in a form determined by GI plc. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to GI plc’s transfer agent, the transferee will be registered as the legal owner of the relevant shares on GI plc’s official Irish share register (subject to the matters described below).
The directors of GI plc have general discretion to decline to register an instrument of transfer if:
(i) the transfer is not in respect of one class of share only, or
(ii) it appears to the directors, in their sole and absolute discretion, that any non-de minimis adverse tax, regulatory or legal consequences to GI plc or any of its subsidiaries, shareholders or affiliates thereof would result from such transfer (including if such consequence arises as a result of any U.S. Person owning Controlled Shares constituting 9.5% or more of the value of the Company or the voting shares of the Company (subject to certain exceptions), or
(iii) such share has not been registered under the U.S. Securities Act of 1933, as amended from time to time, or is not exempt from registration under that Act, or a written opinion from counsel acceptable to the Company has not been obtained to the effect that registration of such transfer under the U.S. Securities Act of 1933, as amended from time to time, is not required.

The directors may request from any shareholder information to determine whether any transfer should be permitted. If such information is not forwarded, the board of directors may decline to approve or register such transfer. The board of directors shall decline to approve or to register any transfer of any share if the transferee shall not have been approved by applicable governmental authorities, if such approval is required.
The registration of transfers may be suspended by the directors at such times and for such period, not exceeding in the whole 30 days in each year, as the board of directors may from time to time determine.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
3.1	Memorandum and Articles of Association of Global Indemnity plc, an Irish public limited company

3.2	Certificate of Incorporation of Global Indemnity plc, an Irish public limited company

4.1	Assumption Agreement relating to the 6.22% Guaranteed Senior Notes, dated June 1, 2010

10.1	Global Indemnity plc Share Incentive Plan (amended and restated effective July 2, 2010)

10.2	Amendment to Global Indemnity plc Share Incentive Plan dated July 2, 2010

10.3	Deed Poll of Assumption for United America Indemnity, Ltd. Share Incentive Plan by Global Indemnity plc, dated July 2, 2010

10.4	Global Indemnity plc Annual Incentive Awards Program (amended and restated effective July 2, 2010)

10.5	Deed Poll of Assumption for United America Indemnity, Ltd. Annual Incentive Awards Program by Global Indemnity plc, dated July 2, 2010

10.6	Amended and Restated Shareholders Agreement, dated July 2, 2010, by and among Global Indemnity plc (as successor to United America Indemnity, Ltd.) and the signatories thereto

10.7	Assignment and Assumption Agreement relating to the Amended and Restated Shareholders Agreement, dated July 2, 2010

10.8	Indemnification Agreement between United America Indemnity, Ltd. and Fox Paine Capital Fund II International L.P., dated July 2, 2010.

10.9	Form of Indemnification Agreement between United America Indemnity, Ltd. and certain directors and officers of Global Indemnity plc, dated July 2, 2010

99.1	Press Release, dated July 2, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDEMNITY PLC
DATE: July 2, 2010	By:	/s/ Thomas M. McGeehan
Thomas M. McGeehan
Senior Vice President and Chief Financial Officer (Authorized Signatory)